SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 17, 2006
(Date of earliest event reported)

CARSUNLIMITED.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28195	11-3535204
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number) Identification No.)

305 Madison Avenue, New York, NY	10165
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code	(212) 986-0886

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2006, the Registrant, entered into an Amendment (the “Amendment”) to a Securities Purchase Agreement dated as of August 9, 2006 (the “Agreement”) by and among Carsunlimited.com, (the “Registrant” or Company”), Mellon HBV Master U.S. Event Driven Fund LP and Mellon HBV Master Global Event Driven Fund LP (collectively, “Investors”).

In consideration of the deletion of performance obligations set forth in Section 7.2 and Schedule A from the Agreement, the Company agreed to issue to the Investors, additional warrants, covering an aggregate of 14,340,183.45 shares of common stock of the Company at an initial exercise price of $.02615 per share, with an expiration date of August 9, 2011.

If the Company does not meet certain product testing requirements by March 31, 2007, the Company shall issue to the Investors further additional warrants covering an aggregate of 14,340,183.45 shares of common stock of the Company at an initial exercise price of $.02615 per share, with an expiration date of August 9, 2011 (the “Further Additional Warrants”). The testing requirements are in conjunction with the creation of products for a potential customer. The Further Additional Warrants will be issued on the earlier of the potential customer advising the Company to cease efforts to meet the testing requirements or failure by the Company to meet such requirements by March 31, 2007. The obligation to issue the Further Additional Warrants shall terminate when the Company meets the potential customer’s testing requirements and the product is accepted by the potential customer.

Item 9.01 Financial Statements and Exhibits

(d ) Exhibits

10.1 Amendment No. 1 to Securities Purchase Agreement by and among Carsunlimited.com, Mellon HBV Master U.S. Event Driven Fund LP and Mellon HBV Master Global Event Driven Fund LP, dated October 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARSUNLIMITED.COM, INC.

Date: October 23, 2006	By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson
Chief Executive Officer